UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported:)	January 2, 2025

Tandy Leather Factory, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation

1-12368	75-2543540
(Commission File Number)	(IRS Employer Identification Number)

1900 Southeast Loop 820, Fort Worth, Texas	76140
(Address of Principal Executive Offices)	(Zip Code)

(817) 872-3200
(Registrant's Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0024	TLF	Nasdaq

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers, Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 2, 2025, Janet Carr submitted her resignation as Chief Executive Officer, principal financial officer and a member of the Board of Directors of Tandy Leather Factory, Inc. (the “Company”), effective as of the close of business on January 3, 2025.  Ms. Carr will continue her employment with the Company in a non-executive officer capacity until March 31, 2025, to work on certain specified matters.  Pursuant to a letter agreement dated January 2, 2025, between Ms. Carr and the Company, Ms. Carr will continue to be paid her current base salary during this period, and on March 31, 2025 (subject to her continued employment through that date) she will receive a retention bonus of $310,000.

On January 2, 2025, the Company’s Board of Directors appointed Johan Hedberg as the Company’s new Chief Executive Officer and a member of its Board of Directors, effective as of January 6, 2025.  In his capacity as the Company’s principal executive officer, pursuant to an employment agreement dated January 3, 2025, Mr. Hedberg will receive an initial base salary of $425,000 per year, with an opportunity to receive an annual bonus, based on the Company’s financial performance, equal to 50% of his annual base salary at “target” levels of performance; his maximum potential bonus if the Company exceeded those “target” performance measures would be 100% of his base salary.  Mr. Hedberg will receive an initial grant of 100,000 restricted stock units on or before February 28, 2025; each restricted stock unit will convert into one share of the Company’s common stock on the first anniversary of the grant date, subject to his continued employment with the Company on that date.  He is also expected to receive an initial grant of 900,000 performance-based restricted stock units, each of which would convert into one share of the Company’s common stock upon the Company’s achievement of certain pre-determined performance targets (with 150,000 shares being issued if and when each of six different targets are achieved), also subject to his continued employment with the Company on each such date.  The specific performance targets for the vesting of his performance-based restricted stock units are expected to be finalized by the Company’s Board of Directors during the first quarter of 2025.

On January 2, 2025, James Pappas resigned as a member of the Company’s Board of Directors and its Nominating and Governance Committee, effective as of January 3, 2025.  Mr. Pappas’s resignation was not due to any disagreement with the Company.

On January 2, 2025, the Board of Directors of the Company appointed John “Rocky” Sullivan to the Company’s Board of Directors and its Nominating and Governance Committee, effective as of January 6, 2025.  Mr. Sullivan has served since January 2022 as an Investment Advisor Representative and Investment Analyst with JCP Investment Management, which might be deemed to be an affiliate of ours by virtue of holding approximately 10% of our outstanding common stock.  JCP Investment Management is an SEC Registered Investment Advisor, where Mr. Sullivan’s core focus is on investment due diligence and public equity analysis. He has also been the owner since May 2018 of Sullivan Companies and its affiliates, which is engaged in investment management, real estate development and production agriculture. Mr. Sullivan has a BBA in marketing from Texas A&M University and is a graduate of the Texas Christian University Ranch Management Program.  Mr. Sullivan brings to our Board a strong financial and business management background.   There are no arrangements or understandings pursuant to which Mr. Sullivan was appointed.  He will receive the standard compensation for the Company’s outside Directors.

On January 3, 2025, the Company issued a press release (the “Press Release”) announcing the matters described above.  A copy of the Press Release is attached as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

No.	Exhibit
99.1	Press release dated January 3, 2025

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TANDY LEATHER FACTORY, INC.

Date: January 3, 2025	By: /s/ Janet Carr
Janet Carr, Chief Executive Officer